Our File No.	57562-224537

June 25, 2015

Uranium Energy Corp.
500 North Shoreline Boulevard, Suite 800N
Corpus Christi, Texas 78401

Attention:       Mr. Amir Adnani, Chief Executive Officer

Dear Sirs:

            Re:       Uranium Energy Corp.

            We have acted as counsel to Uranium Energy Corp., a Nevada corporation (the "Company"), in connection with the public offering by the Company (the "Offering") of up to 5,000,000 shares of its common stock, $0.001 par value per share (the "Shares"), and common stock purchase warrants to purchase up to 2,500,000 shares of common stock (the "Warrants"). The Shares and Warrants will be sold in units (the "Units"), with each Unit consisting of one share of common stock and 0.50 of one Warrant. Each whole Warrant entitles the holder to purchase one share of common stock (each, a "Warrant Share") at an exercise price of $2.35 per Warrant Share, and is exercisable at any time within three years from the date of issuance.

            Each Unit has been offered and sold to investors in the Offering at a negotiated price of $2.00 per Unit. The Units have been offered and sold pursuant to the engagement agreement dated June 22, 2015, as amended June 23, 2015 (the "Wainwright Engagement Agreement") entered into between the Company and H.C. Wainwright & Co., LLC, the engagement agreement dated June 24, 2015 (the "Cantor Engagement Agreement") entered into among the Company, Cantor Fitzgerald & Co. and Cantor Fitzgerald Canada Corporation, and the securities purchase agreement dated June 22, 2015 (the "Securities Purchase Agreement") entered into between the Company and each of Intracoastal Capital, LLC and Anson Investments Master Fund LP (each, a "Purchaser" and collectively, the "Purchasers"). H.C. Wainwright & Co., LLC, Cantor Fitzgerald & Co. and Cantor Fitzgerald Canada Corporation are sometimes referred to herein as the "Placement Agents", and the Wainwright Engagement Agreement and the Cantor Engagement Agreement are sometimes referred to herein as the "Engagement Agreements". Pursuant to the Engagement Agreements, the Company has agreed to issue to the Placement Agents or their designees common stock purchase warrants to purchase up to 350,000 shares of common stock (the "Agent Warrants"), which Agent Warrants have the same terms as the Warrants, whereby they have an exercise price of $2.35 per common share (each, an "Agent Warrant Share") and they are exercisable at any time within three years from the date of issuance.

            The Units and the Agent Warrants have been offered and sold pursuant to the registration statement on Form S-3 (file number 333-193104) (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement was declared effective by the SEC on January 10, 2014.

Participation

            We have participated in the preparation of the following in connection with the Offering:

  the Registration Statement,

  the base prospectus filed with the SEC under Rule 424(b) of the Act on January 10, 2014 (the "Base Prospectus"),

  the prospectus supplement filed with the SEC on June 24, 2015 (the "Prospectus Supplement"),

  the Engagement Agreements,

  the Securities Purchase Agreement, and

  the certificates representing the Warrants issuable to the Purchasers and the certificates representing the Agent Warrants issuable to the Placement Agents or their designees (each, a "Warrant Certificate").

            The Base Prospectus and the Prospectus Supplement are together referred to herein as the "Prospectus".

            This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section  229.601(b)(5) in connection with the Offering. No opinion is expressed as to the contents of the Registration Statement or the Prospectus, other than the opinions expressly set forth herein relating to the Shares, the Warrants the Warrant Shares, the Agent Warrants and the Agent Warrant Shares.

Documents Reviewed

            In rendering the opinions set forth below, we have reviewed the following documents in addition to those documents referred to above:

  the Company's Articles of Incorporation as currently in effect (the "Articles of Incorporation");

  the Company's Bylaws as currently in effect (the "Bylaws");

  a Certificate of Existence with Status in Good Standing issued by the Nevada Secretary of State dated June 25, 2015,

  certain records of the Company's corporate proceedings as reflected in its minute books, including resolutions of the directors approving, among other things, the Offering, the Engagement Agreements, the Securities Purchase Agreement and the form of Warrant Certificate, and other documents as we have deemed relevant.

            In addition, we have relied upon certificates of officers of the Company and of public officials as to certain questions of fact material to our opinions. For purposes of this opinion, we have not reviewed any documents other than the documents listed above. In particular, we have not reviewed, and express no opinion on, any document that is referred to or incorporated by reference into the documents reviewed by us.

Assumptions, Limitations and Qualifications

            Our opinions expressed herein are subject in all respects to the following assumptions, limitations and qualifications:

  the Units and the Agent Warrants will be offered, issued and sold in compliance with applicable United States federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus, the Articles of Incorporation and the Bylaws of the Company in the form reviewed by us are in full force and effect and have not been amended, restated, supplemented or otherwise altered, and there has been no authorization of any such amendment, restatement, supplement or other alteration, in each case since the date hereof, the minute books of the Company reflect all corporate proceedings of the Company, are accurate and up-to-date, and correctly reflect the directors and officers of the Company,

  each of the statements made and certified in each certificate of any officer of the Company delivered to us in connection with this opinion were true and correct when made, have at no time since being made and certified become untrue or incorrect, and remain true and correct on the date hereof.

            In addition, we have assumed:

  the legal capacity of all natural persons,

  genuineness of all signatures on documents examined by us,

  the authenticity of all documents submitted to us as originals,

  the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect.

Limitations and Qualifications

            The opinions expressed in this letter are rendered as of the date hereof and are based on our understandings and assumptions as to present facts, and on the application of applicable law as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.

            The foregoing opinion is limited to Nevada law, including all applicable provisions of the Constitution of the State of Nevada, statutory provisions of the State of Nevada and reported judicial decisions of the courts of the State of Nevada interpreting those laws, that, in our experience, are normally applicable to transactions such as the Offering. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company.

Opinion

            Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof:

  the Shares and Warrants that form part of the Units, and the Agent Warrants, have been duly authorized by all necessary corporate action on the part of the Company and, upon issuance of the Shares, Warrants and Agent Warrants in the manner contemplated by the Engagement Agreements, the Prospectus, and the Securities Purchase Agreement, the Shares, Warrants and Agent Warrants will be duly authorized, validly issued, fully paid and non-assessable; and

  the Warrant Shares issuable upon exercise of the Warrants, and the Agent Warrant Shares issuable upon exercise of the Agent Warrants, have been duly authorized by all necessary corporate action on the part of the Company and, upon issuance of the Warrant Shares pursuant to the exercise of the Warrants, and upon issuance of the Agent Warrant Shares pursuant to the exercise of the Agent Warrants, in each case in accordance with their terms (including, without limitation, the payment of the exercise price for the Warrant Shares and the Agent Warrant Shares), the Warrant Shares and the Agent Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable.

Consent

            We hereby consent to the filing of this opinion with the SEC as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the Offering. We also hereby consent to the use of our name under the heading "Interests of Named Experts and Counsel" in the Base Prospectus and the Prospectus Supplement which form part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Yours truly,

/s/ McMillan LLP

McMillan LLP

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